                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K
                         ------------------------------



     PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 30, 1997




                              DATA DIMENSIONS, INC.

             (Exact name of registrant as specified in its charter)



     DELAWARE                             0-4748                 06-0852458
(State or other jurisdiction of   (Commission File No.)       (I.R.S. Employer
 incorporation or organization)                              Identification No.)



One Bellevue Center, Suite 2100, 411-108th Avenue NE, Bellevue, Washington 98004
                    (Address of principal executive offices)



        Registrant's telephone number, including area code: 425-688-1000


================================================================================

                                      INDEX


                                                                                       Page
                                                                                       ----
        Item 2.     Acquisition of Assets                                                3

        Item 7.     Financial  Statements and Exhibits

               a)   Financial statements of Pyramid Information Services, Inc            4

               b)   Pro forma financial information                                     14

               c) Exhibits - The following exhibit is filed as a part of this report

                     2.1     Agreement and Plan of Reorganization by and among Data
                             Dimensions,  Inc., DP Acquisition Corporation, Eugene M.
                             Stabile, and Pyramid  Information Services, Inc. dated
                             October 30, 1997.

                     23.1    Consent of independent certified public accountants.

DATA DIMENSIONS, INC.
FORM 8-K

Item 2.  Acquisition of Assets

        On October 30, 1997, Data Dimensions, Inc. (the "Company") entered into a definitive agreement with Pyramid Information Services, Inc. ("Pyramid") and it's shareholder, pursuant to which the Company will acquire all of the outstanding common stock of Pyramid in exchange for Company common stock having a value of approximately $18 million, such value determined based upon the average closing market price of Company common stock for a period preceding the close of the business combination. As a result of the transaction, Pyramid, a Los Angeles, California based company which provides computer processing and management services to its customers, will become a wholly-owned subsidiary of the Company. It is expected that the acquisition will close in early November 1997.

Item 7. Financial statements and exhibits

(a)  Financial statements of business acquired

        Included herewith are Pyramid audited financial statements as of December 31, 1995 and 1996 and for each of the years then ended and the unaudited financial statements as of June 30, 1997 and for each of the six month periods ended June 30, 1996 and 1997.

(b)  Pro forma financial information

        Included herewith is a pro forma condensed consolidated balance sheet as of June 30, 1997, presented on the basis as if the Company's acquisition of Pyramid had occurred on June 30, 1997, and condensed consolidated statements of operations for each of the years ended December 31, 1995 and 1996 and each of the six month periods ended June 30, 1996 and 1997, presenting results of operations as the combined results of the Company and Pyramid.

        This business combination qualifies as a "pooling-of-interests" for accounting and financial reporting purposes. The pooling-of-interest method of accounting is intended to present as a single interest two or more common shareholder interests which were previously independent. Consequently, the historical financial statements for periods prior to the consummation of the combination will be restated as though the companies had been combined for all periods presented.

(c) Exhibits - The following exhibit is filed as a part of this report:

               2.1 Agreement and Plan of Reorganization by and among Data Dimensions, Inc., DP Acquisition Corporation, Eugene M. Stabile, and Pyramid Information Services, Inc. dated October 30, 1997.

               23.1           Consent of independent certified public
                              accountants.

                       PYRAMID INFORMATION SERVICES, INC.


                                                            FINANCIAL STATEMENTS
                                                      DECEMBER 31, 1995 AND 1996
                                                                             AND
                             (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1996 AND 1997

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholder
Pyramid Information Services, Inc.

We have audited the accompanying balance sheets of Pyramid Information Services, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholder's equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pyramid Information Services, Inc. as of December 31, 1995 and 1996, and the results of its operations and cash flows for each of the years then ended, in conformity with generally accepted accounting principles.



BDO Seidman, LLP
September 12, 1997
Los Angeles, California

                       PYRAMID INFORMATION SERVICES, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                     ASSETS


                                                                   DECEMBER 31,         JUNE 30,
                                                                ------------------
                                                                 1995        1996        1997
                                                                ------      ------      ------
                                                                                      (Unaudited)
Current assets
  Cash and cash equivalents                                     $  406      $    1      $  669
  Accounts receivable, less allowance of $49                     1,179       1,792       1,644
  Prepaid and other current assets                                 112         339         296
                                                                ------      ------      ------

    Total current assets                                         1,697       2,132       2,609

Computers and equipment, net (Note 2)                               28         285         902
Other assets                                                        57          66          83
                                                                ------      ------      ------

                                                                $1,782      $2,483      $3,594
                                                                ======      ======      ======

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
  Accounts payable                                              $   65      $  222      $  347
  Accrued compensation                                             132         152         320
  Advance billings                                                   -         122          31
  Deferred state income taxes                                      120         180         135
  Other accrued liabilities                                        135         154         232
  Current portion of capital lease obligations                       -           -         178
                                                                ------      ------      ------

    Total current liabilities                                      452         830       1,243
                                                                ------      ------      ------
Capital lease obligations, net of current portion
(Note 4)                                                             -           -         480
                                                                ------      ------      ------

Commitments (Note 4)

Stockholder's equity
  Common stock and additional paid in capital;
    100 shares issued and outstanding                               10          10          10
  Retained earnings                                              1,320       1,643       1,861
                                                                ------      ------      ------

    Total stockholder's equity                                   1,330       1,653       1,871
                                                                ------      ------      ------

                                                                $1,782      $2,483      $3,594
                                                                ======      ======      ======


                 See accompanying notes to financial statements.

                       PYRAMID INFORMATION SERVICES, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                      YEAR ENDED DECEMBER 31,  SIX MONTHS ENDED JUNE 30,
                                         ------------------      ------------------
                                          1995        1996        1996        1997
                                         ------      ------      ------      ------
                                                              (Unaudited)   (Unaudited)
Revenue                                  $4,833      $6,001      $2,787      $3,733

Direct costs                              3,009       4,092       1,964       2,627
                                         ------      ------      ------      ------

Gross margin                              1,824       1,909         823       1,106

General, administrative and selling       1,153       1,138         480         734
expenses
                                         ------      ------      ------      ------

Income before state income tax              671         771         343         372

Provision for state income tax               70          85          35          40
                                         ------      ------      ------      ------

Net income                               $  601      $  686      $  308      $  332
                                         ======      ======      ======      ======


                 See accompanying notes to financial statements.

                       PYRAMID INFORMATION SERVICES, INC.

                        STATEMENT OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)


                                COMMON STOCK AND
                       ADDITIONAL PAID IN CAPITAL
                       --------------------------  RETAINED
                                SHARES     $       EARNINGS       TOTAL
                                 ---      ---      -------       -------
Balance, January 1, 1995         100      $10      $   719       $   729

Net income                         -        -          601           601
                                 ---      ---      -------       -------

Balance, December 31, 1995       100       10        1,320         1,330

Distribution to shareholder        -        -         (363)         (363)

Net income                         -        -          686           686
                                 ---      ---      -------       -------

Balance, December 31, 1996       100       10        1,643         1,653

Distribution to                    -        -         (114)         (114)
shareholder(Unaudited)

Net income (Unaudited)             -        -          332           332
                                 ---      ---      -------       -------

Balance, June 30, 1997           100      $10      $ 1,861       $ 1,871
                                 ===      ===      =======       =======


                 See accompanying notes to financial statements.

                       PYRAMID INFORMATION SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                              YEAR ENDED DECEMBER 31,  SIX MONTHS ENDED JUNE 30,
                                                  -----------------       -----------------
                                                  1995        1996        1996        1997
                                                  -----       -----       -----       -----
                                                                      (Unaudited)  (Unaudited)
Cash flows from operating activities
  Net income                                      $ 601       $ 686       $ 308       $ 332
  Adjustments to reconcile net income to net
   cash provided (used) by operating
   activities:
    Depreciation                                     26         161          60         195
    Deferred state income taxes                      35          60         (10)        (45)
    Changes in operating assets and
      liabilities:
      Decrease (increase) in accounts              (329)       (613)        152         148
       receivable
      Decrease (increase) in prepaid and
       other current assets                         (11)       (227)       (119)         43
      Increase (decrease) in accounts                (4)        157         408         125
       payable
      Increase in accrued compensation               54          20          53         168
      Increase (decrease) in advance                  -         122           6         (91)
       billings
    Other                                            82          10          15          62
                                                  -----       -----       -----       -----

Net cash provided by operating activities           454         376         873         937
                                                  -----       -----       -----       -----

Cash flows from investing activities
  Purchases of equipment and furniture              (40)       (418)       (373)       (155)
                                                  -----       -----       -----       -----

Net cash used by investing activities               (40)       (418)       (373)       (155)
                                                  -----       -----       -----       -----

Cash flows from financing activities
  Repayment of note payable                        (102)          -           -           -
  Distributions to shareholder                        -        (363)       (208)       (114)
                                                  -----       -----       -----       -----

Net cash used by financing activities              (102)       (363)       (208)       (114)
                                                  -----       -----       -----       -----

Net increase (decrease) in cash and cash            312        (405)        292         668
equivalents

Cash and cash equivalents, beginning of
period                                               94         406         406           1
                                                  -----       -----       -----       -----

Cash and cash equivalents, end of period          $ 406       $   1       $ 698       $ 669
                                                  =====       =====       =====       =====


                 See accompanying notes to financial statements.

                       PYRAMID INFORMATION SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business - Pyramid Information Services, Inc. (the "Company") provides mainframe outsourcing services, including data processing, operations and systems support, network and production control, to clients located throughout the United States, Canada and Australia. Additionally, the Company also provides Web design and hosting services domestically and internationally, as well as consulting and programming services for development of Internet and Intranet applications. The Company is incorporated in the state of California.

     Significant customers - Revenues from major customers exceeding 10% of total revenue included two customers accounting for 58% and 20% of 1995 revenue, and three customers accounting for 55%, 17% and 14% of 1996 revenue.

     Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk include primarily cash and cash equivalents, and accounts receivable. The Company places its cash deposits and certain short-term investments in bank deposits and money market funds with high credit quality financial institutions; at times deposits exceed federally-insured limits. Accounts receivable consist of account balances due from several relatively large companies dispersed primarily across the United States, with no significant geographic concentration, and industry concentrations in direct mail marketing and entertainment. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Fair value disclosures - Recorded amounts of cash and cash equivalents, receivables, prepaid and other current assets, accounts payable and other amounts included in current liabilities meeting the definition of financial instruments approximate fair value.

     Cash and Cash Equivalents - Cash and cash equivalents represent funds on deposit with banks and money market funds. The carrying value of these instruments approximates fair value.

     Computers and Equipment - Computers and equipment are stated at cost and are depreciated utilizing straight-line methods over estimated useful lives of 3 to 5 years. Repairs and maintenance expenditures which do not extend productive lives are expensed as incurred.

     Revenue Recognition - Revenues are recognized as services are provided. Advance billings are provided for by certain contracts and are recognized as revenue when the related services are performed.

                       PYRAMID INFORMATION SERVICES, INC.

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Income Taxes - The Company, with the consent of its shareholder, elected under the Internal Revenue Code to be taxed as an S corporation for federal income tax purposes, and as a result in lieu of the Company paying corporate income tax, the shareholder reports the Company's taxable income on the shareholder's personal income tax return. The Company elected to be taxed as a C corporation for California State income tax purposes and accordingly, income taxes are provided for the state tax effect of the Company's operating results reported in the financial statements. The provision consists of state tax currently due and deferred taxes related to differences in financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities represent estimated future tax return consequences of such differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Interim Financial Statements - The interim financial data at June 30, 1997 and for the six months ended June 30, 1996 and 1997 is unaudited; however, in the opinion of Company management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results for the interim periods. The interim results of operations for the six months ended June 30, 1997 are not necessarily indicative of results expected for the entire year.

     Effect of Recently Issued Accounting Standards - Recently issued accounting standards having relevant applicability to the Company consist primarily of Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income", which relates to additional reporting and disclosure requirements effective for financial statement periods beginning after December 15, 1997. It is not expected that the adoption of this accounting pronouncement will have any effect on the Company's operating results or financial condition.


NOTE 2 - COMPUTERS AND EQUIPMENT

     Computers and equipment consist of computers, component parts and peripheral equipment. Total cost and accumulated depreciation and amortization are comprised of the following (in thousands):


                                                  DECEMBER 31,         JUNE 30,
                                               -----------------       -------
                                               1995        1996         1997
                                               -----       -----       -------
                                                                      (Unaudited)
Computers and equipment                        $ 211       $ 558       $ 1,364

Accumulated depreciation and amortization       (183)       (273)         (462)
                                               -----       -----       -------

Computers and equipment, net                   $  28       $ 285       $   902
                                               =====       =====       =======

     Computers and equipment at June 30, 1997 (unaudited) includes equipment under capital lease of approximately $768,000 and related accumulated amortization approximates $77,000.

                       PYRAMID INFORMATION SERVICES, INC.

NOTE 3 - INCOME TAXES

     The provision for state income tax consists of the following for the years ended December 31 (in thousands):


                                       1995      1996
                                        ---      ---
Current                                 $35      $25

Deferred                                 35       60
                                        ---      ---

    Provision for State Income Tax      $70      $85
                                        ===      ===


     Deferred state income taxes relate primarily to cash basis reporting for tax purposes. Deferred state income taxes are comprised of the following (in thousands):


                                        DECEMBER 31,
                                     -----------------
                                      1995        1996
                                     -----       -----
Deferred tax liabilities             $ 150       $ 240

Deferred tax assets                    (30)        (60)
                                     -----       -----

Net deferred state income taxes      $ 120       $ 180
                                     =====       =====


     State income taxes paid approximated $56,000 and $69,000 in 1995 and 1996, respectively.


NOTE 4 - LEASES

     The Company leases its facilities and certain of its equipment under operating leases, some of which contain renewal options. Future annual minimum rental commitments under operating leases having noncancelable terms in excess of one year at December 31, 1996, are as follows (in thousands):


1997                                           $  767
1998                                              312
1999                                              115
                                               ------
                                               $1,194
                                               ======


     Rent expense approximated $279,000 and $455,000 in 1995 and 1996, respectively.

                       PYRAMID INFORMATION SERVICES, INC.

     In April 1997, the Company entered into an agreement for lease of certain computer equipment, which is accounted for as a capital lease. The Company's shareholder has personally guaranteed the capital lease obligation. Future annual minimum obligations at June 30, 1997 (unaudited) are as follows (in thousands):


                  1997                          $  134
                  1998                             201
                  1999                             201
                  2000                             201
                  2001                              67
                                                ------
                  Total minimum payments           804

                  Amount representing interest    (146)
                                                ------
                                                   658

                  Current portion                 (178)
                                                ------
                  Non-current portion           $  480
                                                ======


NOTE 5 - EMPLOYEE BENEFIT PLAN

     Effective January 1, 1997, the Company has a 401(k) employee benefit plan for those employees who meet eligibility requirements. Eligible employees may contribute up to 15% of their compensation. The Company's contribution to the plan is discretionary as determined by the Board of Directors.


NOTE 6 - NOTE PAYABLE

     During the year ended December 31, 1995, the Company repaid in full a 9%, two-year promissory note due December 1995, which was personally guaranteed by the Company's shareholder.


NOTE 7 - SUBSEQUENT EVENTS

     The Company and its shareholder have entered into a letter of intent for the acquisition of the Company by Data Dimensions, Inc., a public company primarily engaged in computer consulting services.

                              DATA DIMENSIONS, INC
                         Pro Forma Financial Information
                                   (Unaudited)


The accompanying pro forma financial information gives effect to the business combination of Data Dimensions, Inc. (the "Company") and Pyramid Information Services, Inc. (Pyramid"). This business combination qualifies as a "pooling-of-interests" for accounting and financial reporting purposes. The pooling-of-interests method of accounting is intended to present as a single interest two or more common shareholder interests which were previously independent. Consequently, the historical financial statements for periods prior to the consummation of the combination will be restated as though the companies had been combined for all periods presented.

The pro forma financial statements included herein should be read in conjunction with the Company's audited, annual financial statements included in the Company's December 31, 1996 Annual Report on Form 10-KSB and it's unaudited interim financial statements included in the Company's June 30, 1997 Quarterly Report on Form 10-QSB, and the Pyramid financial statements, which are included in this Form 8-K.

The accompanying pro forma condensed consolidated balance sheet presents the financial position of the combined businesses as of June 30, 1997, giving effect to the business combination utilizing the pooling-of-interest method of accounting after giving effect to the pro forma adjustments described in the accompanying notes.

The accompanying pro forma condensed consolidated statements of operations for each of the years ended December 31, 1995 and 1996 and each of the six month periods ended June 30, 1996 and 1997 give effect to the business combination utilizing the pooling-of-interest method of accounting after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited pro forma condensed consolidated statements of operations may not be indicative of results to be expected in the future.

                              DATA DIMENSIONS, INC.
                 Pro Forma Condensed Consolidated Balance Sheet
                                  June 30, 1997
                                 (in thousands)
                                   (unaudited)


                                                        Data
                                                      Dimensions         Pyramid          Adjustments          Pro Forma
                                                       --------          -------            --------            --------
Current Assets
     Cash and cash equivalents                         $  3,767          $   669                                $  4,436
     Investment securities available for sale             3,185                                                    3,185
     Accounts receivable, net                             8,218            1,644                                   9,862
     Notes and other receivables                            911                                                      911
     Prepaid and other current assets                     1,338              296                                   1,634
                                                       --------          -------            --------            --------
         Total current assets                            17,419            2,609                                  20,028
Equipment and furniture, net                              1,334              902                                   2,236
Investment in product development                         2,267                                                    2,267
Other assets                                                352               83                                     435
                                                       --------          -------            --------            --------

         Total Assets                                  $ 21,372          $ 3,594            $      0            $ 24,966
                                                       ========          =======            ========            ========


Current liabilities
     Accounts payable                                  $    690          $   347                                $  1,037
     Accrued compensation and related                       984              318                                   1,304
     Accrued commissions                                    379                                                      379
     Other accrued liabilities                              472              263            $    400(a)            1,135
     Current portion of capital lease obligations                            178                                     178
     Deferred income taxes                                                   135                 150(a,b)            285
     Dividends payable                                                                         1,000(c)            1,000
                                                       --------          -------            --------            --------
          Total current liabilities                       2,525            1,241               1,550               5,318
                                                       --------          -------            --------            --------
 Capital  lease obligations, net of
    current portion                                                          480                                     480
                                                       --------          -------            --------            --------
 Stockholders' equity
      Common stock and paid in capital                   21,314               10                 250(a)           21,574
      Treasury stock                                     (2,955)                                                  (2,955)
      Retained earnings                                     488            1,863                (800)(a,b)           549
                                                                                              (1,000)(c)
                                                       --------          -------            --------            --------
          Total stockholders' equity                     18,847            1,873              (1,550)             19,168
                                                       --------          -------            --------            --------

Total liabilities and stockholders' equity             $ 21,372          $ 3,594            $      0            $ 24,966
                                                       ========          =======            ========            ========



The accompanying notes are an integral part of the pro forma condensed consolidated balance sheet.

                              DATA DIMENSIONS, INC.
            Pro Forma Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)


                                                  Year Ended December 31
                             ----------------------------------------------------------------------------
                                           1995                                      1996
                             -----------------------------------      -----------------------------------
                                DDI        Pyramid     Pro forma        DDI        Pyramid       Proforma
                             -----------------------------------      -----------------------------------
Revenues                     $ 6,232       $ 4,833       $11,065      $14,835      $ 6,001       $ 20,836
Direct Costs                   3,485         3,009         6,494        8,191        4,092         12,283
                             -----------------------------------      -----------------------------------
Gross Margin                   2,747         1,824         4,571        6,644        1,909          8,553
General, administrative
  and selling expenses         2,236         1,153         3,389        6,259        1,138          7,397
                             -----------------------------------      -----------------------------------
Income from operations           511           671         1,182          385          771          1,156
Other income                    (207)                       (207)         492                         492
                             -----------------------------------      -----------------------------------
Income before taxes              304           671           975          877          771          1,648
Income taxes                     450           (70)          380           70          (85)           (15)
                             -----------------------------------      -----------------------------------

   Net Income                $   754       $   601       $ 1,355      $   947      $   686       $  1,633
                             ===================================      ===================================

Pro forma net income and common equivalent share (a)

   Number of shares                                        8,096                                   11,234
                                                         =======                                 ========

   Net income per share                                  $  0.17                                 $   0.15
                                                         =======                                 ========
Combined net income before pro
  forma adjustments                                      $ 1,355                                 $  1,633
Pro forma adjustment for contractual
  increase to be made in officer salary (b)                  (30)                                     (89)
                                                         -------                                 --------
Pro forma net income after contractual
  increase in officer salary                                1,325                                    1,544
Pro forma adjustment for federal income
  taxes on Pyramid adjusted pre-tax income (c)               (194)                                    (203)
                                                          -------                                 --------

Pro forma net income                                      $ 1,131                                 $  1,341
                                                          =======                                 ========

Average Shares Outstanding                                  8,096                                   11,234
                                                          =======                                 ========

Pro forma net income per share                            $  0.14                                 $   0.12
                                                          =======                                 ========



          The accompanying notes are an integral part of the pro forma condensed consolidated statements of operations.

                              DATA DIMENSIONS, INC.
            Pro Forma Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)


                                                         Six Months Ended June 30
                             -------------------------------------------------------------------------------
                                            1996                                       1997
                             -----------------------------------       -------------------------------------
                                DDI        Pyramid     Pro forma          DDI         Pyramid       Proforma
                             -----------------------------------       -------------------------------------
Revenues                     $ 5,589       $ 2,787       $ 8,376       $ 15,789       $ 3,733       $ 19,522
Direct Costs                   3,175         1,964         5,139          7,824         2,627         10,451
                             -----------------------------------       -------------------------------------
Gross Margin                   2,414           823         3,237          7,965         1,106          9,071
General, administrative
  and selling expenses         2,273           480         2,753          6,437           734          7,171
                             -----------------------------------       -------------------------------------
Income from operation            141           343           484          1,528           372          1,902
Other income                      89                          89            267                          267
                             -----------------------------------       -------------------------------------
Income before taxes              230           343           573          1,795           372          2,167
Income taxes                     (92)          (35)         (127)          (700)          (40)          (740)
                             -----------------------------------       -------------------------------------
    Net Income               $   138       $   308       $   446       $  1,095       $   332       $  1,427
                             ===================================       =====================================


Pro forma net income and common equivalent share (a)

   Number of shares                                       12,251                                      12,444
                                                        ========                                    ========

   Net income per share                                 $   0.04                                    $   0.11
                                                        ========                                    ========
Combined net income before pro
  forma adjustments                                     $    446                                    $  1,427
Pro forma adjustment for contractual
  increase to be made in officer salary (b)                  (45)                                        (45)
                                                        --------                                    --------
Pro forma net income after contractual
  increase in officer salary                                 401                                       1,382
Pro forma adjustment for federal income
 taxes on Pyramid adjusted pre-tax income (c)                (90)                                        (98)
                                                        --------                                    --------

Pro forma net income                                    $    311                                    $  1,284
                                                        ========                                    ========

Average Shares Outstanding                                12,251                                      12,444
                                                        ========                                    ========

Pro forma net income per share                          $   0.03                                    $   0.10
                                                        ========                                    ========



The accompanying notes are an integral part of the pro forma condensed consolidated statements of operations.

                              DATA DIMENSIONS, INC.
             Notes to Pro Forma Condensed Consolidated Balance Sheet
                                  June 30, 1997

(a) All fees and expenses related to the business combination and to the consolidation of the combining companies will be expensed as required under the pooling-of-interest accounting method. These expenses have not been reflected in the unaudited pro forma condensed consolidated statements of operations, but will be reflected in the statement of operations of the Company in the period the business combination is consummated. Such fees and expenses are presently estimated to approximate $650,000 ($400,000 after tax), most of which are direct transaction costs. Included in such costs are commission fees to be paid to an agent in the amount of $250,000, which can be paid either in cash or Company common stock, at the Company's option. This pro forma balance sheet is presented on the basis that such fees are paid in Company common stock.

(b) To record estimated deferred federal income taxes relating to differences at June 30, 1997 between income tax basis and financial reporting basis of Pyramid assets and liabilities, which primarily relate to cash basis accounting for tax purposes. Prior to the business combination Pyramid was a subchapter S corporation for federal income tax purposes and accordingly, it's taxable income was not taxed to the corporation, but rather directly to it's shareholder. Upon the date that the Company becomes the shareholder of Pyramid, Pyramid will be included in the Company's consolidated income tax group. In accordance with pooling-of-interest accounting the Company will record deferred income taxes as of the transaction date representing estimated future tax liabilities relating to the excess of future net taxable income for income tax purposes.

(c) To record estimated accrued dividends to be declared in an amount consistent with Pyramid's normal pattern of distributing to it's shareholder substantially all of it's taxable income for the current tax period.

                              DATA DIMENSIONS, INC.
                                    Notes to
            Pro Forma Condensed Consolidated Statements of Operation


(a) The calculation of unaudited pro forma net income per common and common equivalent share for each period presented reflects the issuance of approximately 545,000 shares of Company common stock in exchange for all of the outstanding shares of Pyramid common stock. The number of shares was determined by dividing the $18 million agreed upon exchange value by $33 per share. The actual number of shares to be issued will be determined utilizing the average closing market price of Company common stock for a period beginning August 20, 1997 and ending on and including the date that is two (2) trading days preceding the close of the business combination.

(b) To record the pro forma effect of the difference between compensation actually paid to Pyramid's officer/shareholder for each period presented and the increased contractual agreed upon annual salary to be paid after the business combination.

(c) To record the pro forma effect of a provision for federal income taxes on Pyramid net income as if it had been a taxable entity itself, rather that the subchapter S pass-through entity as it was for each period presented. These pro forma adjustments do not give effect to reductions which might have occured had the companies been combined and utilized net operating loss carry forwards of the Company which might have been available during the periods presented. These pro forma statements of operations do not give effect to deferred federal income taxes relating to Pyramid, which will be recorded as a tax provision in the period the business combination is consummated (see footnote (b) of the Notes to Pro Forma Condensed Consolidated Balance Sheet).

                                    SIGNATURE


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.


November 7, 1997            DATA DIMENSIONS, INC.




                            By   /s/ Larry W. Martin
                               -----------------------------------------------
                               Larry W. Martin, President, Chief Executive
                               Officer and Chairman of the Board of Directors.